UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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TEGNA INC.
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FOR IMMEDIATE RELEASE
April 22, 2020

TEGNA Issues Letter to Shareholders

Tysons, VA – TEGNA Inc. (NYSE: TGNA) today issued a letter to shareholders detailing the Company’s continued financial and operational outperformance, including its recently announced strong preliminary first quarter 2020 results. The letter also highlights the support of several large shareholders for TEGNA and the voting recommendations from leading proxy advisory firms Glass Lewis & Co. (“Glass Lewis”) and Institutional Shareholder Services (“ISS”).

Today, Glass Lewis recommended TEGNA shareholders vote FOR ALL 12 TEGNA director nominees. The Glass Lewis report also found that Standard General made “unverifiable or flatly false allegations” about TEGNA, further affirming the Company’s deep concerns with Standard General’s nominees and the risks they pose to shareholders if elected to the TEGNA Board.

TEGNA shareholders are encouraged to visit TEGNAvalue.com to read the letter and view more information about TEGNA’s 2020 Annual Meeting of Shareholders on April 30.

PROTECT THE VALUE OF YOUR INVESTMENT – A VOTE FOR TEGNA’S HIGHLY QUALIFIED BOARD IS A VOTE FOR VALUE CREATION

TEGNA urges all shareholders to vote on the GOLD proxy card for TEGNA’s entire slate of 12 highly qualified and experienced director nominees today.

YOUR VOTE IS IMPORTANT, NO MATTER HOW
MANY OR HOW FEW SHARES YOU OWN

If you have questions about how to vote your shares or need additional copies of the proxy materials, please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders may call:
1(877) 687-1865 (toll-free from the U.S. and Canada), or
+1(412) 232-3651 (from other countries)

IMPORTANT NOTE: Please simply discard any White proxy cards sent to you by Standard General. If you have already voted using a White proxy card, you can change your vote by using the enclosed GOLD proxy card to vote by telephone, Internet or by mail.
Only your latest-dated vote will count.

Forward Looking Statements
Certain statements in this communication may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to a number of risks, trends and uncertainties that could cause actual results or company actions to differ materially from what is expressed or implied by these statements, including risks relating to the coronavirus (COVID-19) pandemic and its effect on our advertising revenues which, if prolonged, could have a material effect on our results of operations. Potential regulatory actions, changes in consumer behaviors and impacts on and modifications to TEGNA’s operations and business relating thereto and TEGNA’s ability to execute on its standalone plan can also cause actual results to differ materially. Other economic, competitive, governmental, technological and other factors and risks that may affect TEGNA’s operations or financial results are discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”). We disclaim any obligation to update these forward-looking statements other than as required by law.

Important Additional Information
TEGNA has filed a definitive proxy statement and form of GOLD proxy card with the SEC in connection with the solicitation of proxies for TEGNA’s 2020 Annual Meeting of shareholders (the “Proxy Statement” and such meeting the “2020 Annual Meeting”). TEGNA, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2020 Annual Meeting. Information regarding the names of TEGNA’s directors and executive officers and their respective interests in TEGNA by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in TEGNA’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in TEGNA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 2, 2020. Details concerning the nominees of TEGNA’s Board of Directors for election at the 2020 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF TEGNA ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other documents filed by TEGNA free of charge from the SEC’s website, www.sec.gov. TEGNA’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to TEGNA, 8350 Broad Street, Suite 2000, Tysons, VA 22102, or from the TEGNA’s website, https://www.tegna.com.

About TEGNA
TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. With 62 television stations in 51 markets, TEGNA is the largest owner of top 4 affiliates in the top 25 markets among independent station groups, reaching approximately 39 percent of all television households nationwide. TEGNA also owns leading multicast networks Justice Network and Quest. TEGNA Marketing Solutions (TMS) offers innovative solutions to help businesses reach consumers across television, email, social and over-the-top (OTT) platforms, including Premion, TEGNA’s OTT advertising service. For more information, visit www.TEGNA.com.

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For media inquiries, contact:
Anne Bentley
Vice President, Corporate Communications
703-873-6366
abentley@TEGNA.com

George Sard/Stephanie Pillersdorf/Andy Duberstein
Sard Verbinnen & Co.
TEGNA-SVC@SARDVERB.com

For investor inquiries, contact:
Douglas Kuckelman
Head of Investor Relations
703-873-6764
dkuckelman@TEGNA.com

April 22, 2020

Dear Fellow TEGNA Shareholders,

TEGNA’s 2020 Annual Meeting of Shareholders is fast approaching on April 30. Your vote in support of TEGNA’s highly qualified, independent, diverse and engaged Board of Directors is critical to ensuring TEGNA’s continued success.

Today, leading independent proxy advisory firm Glass Lewis & Co. (“Glass Lewis”) recommended that TEGNA shareholders vote FOR ALL 12 TEGNA director nominees. Glass Lewis’ recommendation that shareholders support TEGNA’s highly qualified directors is a clear recognition of the strength and performance of our existing Board and its excellent track record of value creation.

The Glass Lewis report also found that Standard General made “unverifiable or flatly false allegations” about TEGNA, further affirming our deep concerns with Standard General’s nominees and the risks they pose to shareholders if elected to our Board. In particular, both major proxy advisors have now advised shareholders not to vote for Soohyung Kim.

Based on TEGNA’s sustained financial and operating performance, and the strong track record of TEGNA’s Board and management team, it’s clear that a vote FOR TEGNA’s nominees on the GOLD proxy card is a vote for future value creation.

Please vote FOR all 12 of the TEGNA nominees using the GOLD proxy card today

TEGNA’S STRATEGY IS DELIVERING STRONG
FINANCIAL AND OPERATING PERFORMANCE

TEGNA is executing on our proven five-pillar strategy and driving organic and inorganic growth across the business. TEGNA delivered strong full year 2019 results, beating consensus, including $2.3 billion of total revenue, Adjusted EBITDA1 margin of 31 percent, and strong free cash flow1 of $376 million. These results were marked by a continued mix shift to higher margin, less economically cyclical political and subscription revenues.

After TEGNA’s successes in 2019, the company recently announced strong preliminary first quarter 2020 results which, despite the unprecedented COVID-19 pandemic, reflect continued excellent performance across our business and strong momentum from our key growth drivers:

1 This is a non-GAAP financial measure. Please refer to the section “Use of Non-GAAP Information” for its definition and a reconciliation to the most directly comparable financial measure calculation in accordance with GAAP.

•
Revenue is expected to be $684 million, up 32 percent year-over-year and in-line with prior guidance, driven by acquisitions and continued growth in subscription revenue and political advertising spending, which TEGNA continues to expect to account for more than half of our revenues on a ‘19/’20 basis. Excluding political advertising, quarterly revenue is expected to be up 24 percent compared to last year.

•
Estimated GAAP net income is expected to be $86 million, up 17 percent, and diluted earnings per share is expected to be $0.39, up 15 percent. This performance reflects the strong growth in Adjusted EBITDA, partially offset by higher intangible amortization expense and interest expense related to acquisitions in 2019.

•
Adjusted EBITDA is expected to be $212 million, up 39 percent year-over-year, reflecting new station contributions including synergies and strong performance of existing stations including on-going cost containment efforts. Additionally, growth in the quarter benefited from approximately $47 million of high margin political advertising dollars.

•	Non-GAAP diluted earnings per share[1] is expected to be $0.43, up 48 percent year-over-year due to the same factors discussed above.

•	Successfully integrated 13 TV stations that were acquired in the second half of 2019 and were strong contributors to first quarter results, with recognized synergies ahead of plan.

On the M&A front, we completed $1.5 billion of strategic acquisitions in 2019, expanding our reach into key markets and further increasing our scale. These deals were executed at attractive multiples, were all immediately accretive to free cash flow, and are expected to be accretive to earnings within nine months. We also proactively bolstered our balance sheet by completing two senior note offerings at attractive interest rates, and by extending the term of our revolving credit facility.

In short, your Board and management team have worked hard to deliver value for you and all TEGNA shareholders – by executing a strategy that has resulted in financial and operational outperformance, exploring all opportunities to deliver shareholder value, strengthening the balance sheet and positioning TEGNA for disciplined growth.

STANDARD GENERAL SEEKS TO REPLACE TEGNA’S BOARD LEADERSHIP WITH A CAMPAIGN OF DISINFORMATION AND DISREGARD FOR THE TRUTH

A hedge fund with a questionable investment record is seeking to destabilize your Board of Directors by nominating candidates we believe lack skills and experience that would be additive to TEGNA’s highly qualified and experienced Board. Moreover, Standard General’s Soohyung Kim has run a campaign based on cherry-picked data and disinformation to distract from TEGNA’s track record of outperformance.

Mr. Kim’s own track record speaks for itself. He attacks TEGNA’s acquisitions, although when he was Chairman of the Media General Board and its Finance Committee, he advocated for a value-destructive acquisition of Meredith and ignored an attractive competing proposal from Nexstar to acquire Media General -- despite criticism from major shareholders and concern expressed by industry experts (see Fact Sheet HERE). He also has attracted lawsuits and criticism for self-dealing and other issues for his roles at American Apparel, Radio Shack and Twin River Worldwide Holdings.

Mr. Kim has summarily rejected any settlement that does not include a Board seat for himself. Standard General’s ill-considered proxy fight seeks to remove four of TEGNA’s most experienced directors – including your independent Chair and the Chairs of three key Board committees – at a time when their experienced leadership is essential.

Replacing any of TEGNA’s directors, especially during a time of national economic distress, risks derailing TEGNA’s value-creation strategy and the Board’s ability to continue providing steady leadership and oversight when it is needed more than ever.

TWO LARGE TEGNA SHAREHOLDERS PUBLICLY SUPPORT TEGNA’S
 BOARD, MANAGEMENT TEAM AND STRATEGY2

“We have been very happy with [TEGNA’s] performance. They have delivered solid results. They have made the right moves by making accretive acquisitions…Tegna provided the information that bidders needed, and we know that the coronavirus crisis has brought M&A activity to a halt. The board has always acted in the best interest of shareholders.” – John P. Miller, Co-Portfolio Manager, Ariel Investments LLC

“We intend to vote for the current TEGNA board directors. Standard General appears to be interested in an immediate payoff. There is nothing in their letter to indicate to me that Soohyung Kim is interested in Tegna’s long-term growth and business opportunities.” – Thyra Zerhusen, CEO and Chief Investment Officer, Fairpointe Capital LLC

LEADING PROXY ADVISOR GLASS LEWIS RECOMMENDS ALL TEGNA NOMINEES; JOINS ISS IN ITS REJECTION OF SOOHYUNG KIM AND HIS CAMPAIGN TO REPLACE THE LEADERSHIP OF THE TEGNA BOARD3

Glass Lewis has recommended TEGNA shareholders vote FOR ALL 12 TEGNA director nominees and concluded in its report that Standard General has made “unverifiable or flatly false allegations.”

In its recommendation, Glass Lewis noted4:

2 4/13/2020, https://www.reuters.com/article/us-tegna-standardgeneral/ariel-investments-says-backs-tegna-in-fight-with-standard-general-idUSKCN21V2BK
3 4/22/2020 Glass Lewis report; 4/17/2020 ISS report
4 4/22/2020 Glass Lewis report

“The results achieved to date under Tegna's plan and the acquisition interest the Company attracted earlier this year should be enough evidence for investors to conclude that current leadership has Tegna pointed in the right direction, in our view.”

“Given what we found to be several unverifiable or flatly false allegations levied by the Dissident with respect to the Company's performance and strategic plan, as well as a lack of specific ideas to better optimize Tegna's performance going forward, together with Standard General's own track record of pushing for 'transformative' M&A in the industry...we believe the extensive board changes that Standard General seeks are unwarranted and that Tegna shareholders would be better served by voting for the entire board slate proposed by the Company.”

“In light of the factors discussed above and detailed in the pages of proxy solicitation materials circulated by both sides, we believe Tegna has presented a more convincing case that it has delivered shareholder returns and generated operational performance that is generally in line with or better than that of peers since the Company's transformation into a pure-play company in 2017. We believe the board has demonstrated effective and engaged oversight as management has sought to implement a plan and strategy based on superior operational performance, strategic and accretive M&A and an openness to consider all opportunities to maximize value. We believe Tegna shareholders have reason to place their confidence in this plan and the Company's current leadership based on the results delivered to date.”

“Furthermore, we consider the Tegna board is well qualified, engaged and comprised of individuals who provide a diverse collection of experiences, backgrounds and perspectives across various industries, including media and broadcasting, as well as a range of disciplines including M&A execution and integration, technology, operational management and leadership. We also are encouraged by the board's active and ongoing refreshment process, which has led to the addition of six new independent directors over the past five years, including four since Tegna underwent its business transformation in 2017.”

“Therefore, we believe Tegna shareholders would be best served at this time by voting to elect all of the Company's director nominees.”

Institutional Shareholder Services Inc. (“ISS”) has recommended WITHHOLD votes for Mr. Kim and two of Standard General’s other nominees. Consistent with his ongoing efforts to mislead TEGNA shareholders, Mr. Kim issued a press release on the ISS report, which failed to mention that ISS recommended for only one of his four candidates, and against him. He has now been forced to correct it.

In its recommendation, ISS noted5:

“Kim's role in pursuing a suboptimal deal while on the board of Media General is directly relevant to the situation at hand. Shareholders must also be concerned about the potentially heightened impact of boardroom dysfunction, given the current environment and the attendant need for management and the board to focus on navigating through the pandemic.”

5 4/17/2020, ISS report

“Robust interest from a variety of suitors also seems to validate the notion that the company has pursued a sound strategy of acquiring attractive assets; under such light, the dissident's effort to replace the board and committee chairs seems somewhat counterintuitive.”

“Kim's apparent focus on conducting a strategic review and selling the company, when taken in concert with the cautionary tale of Media General's sale process, seems to outweigh the potential benefit of his personal involvement in this case.”

TIME IS RUNNING SHORT AND THE CHOICE IS CLEAR – VOTE “FOR ALL” 12 OF TEGNA’S NOMINEES USING THE GOLD PROXY CARD TODAY

TEGNA shareholders should be troubled by Standard General’s reckless claim that there ‘is nothing to lose and much to gain’ by replacing four experienced and proven directors who are delivering value for shareholders.

We urge you to vote TODAY “FOR ALL” of TEGNA’s highly qualified nominees on the GOLD proxy card. In light of COVID-19, we encourage you to follow the simple instructions on the GOLD proxy card to vote by telephone or Internet. Please only return your proxy card by mail if you do not have access to a telephone or the Internet.

Thank you for your continued support.

Howard D. Elias	Dave Lougee
Chairman of the Board	President and Chief Executive Officer

YOUR VOTE IS IMPORTANT, NO MATTER HOW
MANY OR HOW FEW SHARES YOU OWN

If you have questions about how to vote your shares or need additional copies of the proxy materials, please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders may call:
1(877) 687-1865 (toll-free from the U.S. and Canada), or
+1(412) 232-3651 (from other countries)

IMPORTANT NOTE: Please simply discard any White proxy cards sent to you by Standard General. If you have already voted using a White proxy card, you can change your vote by using the enclosed GOLD proxy card to vote by telephone, Internet or by mail.

Only your latest-dated vote will count.

Use of Non-GAAP Information
We use non-GAAP financial measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the related GAAP measures, nor should they be considered superior to the related GAAP measures, and should be read together with financial information presented on a GAAP basis. Also, our non-GAAP measures may not be comparable to similarly titled measures of other companies.

Management and our Board of Directors use the non-GAAP financial measures for the purposes of evaluating company performance. Furthermore, the Leadership Development and Compensation Committee of our Board of Directors uses Non-GAAP measures, such as Adjusted EBITDA, free cash flow and non-GAAP EPS, to evaluate management’s performance. We believe that the use of these non-GAAP measures provides useful information to investors and other stakeholders by allowing them to view our business through the eyes of management and our Board of Directors, facilitating comparisons of results across historical periods and focus on the underlying ongoing operating performance of our business. We also believe these non-GAAP measures are frequently used by investors, securities analysts and other interested parties in their evaluation of our business and other companies in the broadcast industry.

“Adjusted EBITDA,” a non-GAAP measure, is defined as net income attributable to the Company before (1) income taxes, (2) interest expense, (3) equity income (loss) in unconsolidated investments, net, (4) other non-operating items, net, (5) severance expense, (6) acquisition-related costs, (7) advisory fees related to activism defense (8) spectrum repacking reimbursements and other, (9) depreciation and (10) amortization.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

•	it does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	it does not reflect changes in, or cash requirements for, our working capital needs;
•	it does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•	it does not reflect our income tax expense or the cash requirements to pay our taxes; and
•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

We also discuss free cash flow, a non-GAAP performance measure. Beginning in the first quarter of 2019 we began using a new methodology to compute free cash flow. The change in methodology was determined to be preferable as it better reflects how the Board of Directors reviews the performance of the business and it more closely aligns to how other companies in the broadcast industry calculate this non-GAAP performance metric. The most directly comparable GAAP financial measure to free cash flow is Net income from continuing operations. Free cash flow is calculated as non-GAAP Adjusted EBITDA (as defined above), further adjusted by adding back (1) stock-based compensation, (2) non-cash 401(k) company match, (3) syndicated programming amortization, (4) pension reimbursements, (5) dividends received from equity method investments and (6) reimbursements from spectrum repacking. This is further adjusted by deducting payments made for (1) syndicated programming, (2) pension, (3) interest, (4) taxes (net of refunds) and (5) purchases of property and equipment. Like Adjusted EBITDA, free cash flow is not intended to be a measure of cash flow available for management’s discretionary use.

Non-GAAP EPS, also a non-GAAP measure, is GAAP EPS adjusted to remove the impact of “special items” consisting of spectrum repacking reimbursements and other, net, acquisition-related costs, advisory fees related to activism defense, a gain realized by an equity method investee, expenses related to accelerating the repayment of certain debt associated with our previously announced refinancing completed in early 2020, and favorable adjustments to certain tax valuation allowances.

We believe that such expenses and gains are not indicative of normal, ongoing operations. While these items may be recurring in nature and should not be disregarded in evaluation of our earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods as these items can vary significantly from period to period depending on specific underlying transactions or events that may occur. Therefore, while we may incur or recognize these types of expenses, charges and gains in the future, we believe that removing these items for purposes of calculating the non-GAAP financial measures provides investors with a more focused presentation of our ongoing operating performance.

Data presented above with respect to the first quarter of 2020 is preliminary and unaudited. We continue to assess the impact of COVID-19 on our financial statements as of and for the quarter ended March 31, 2020 including valuation of certain intangible assets. We expect to complete our reviews prior to our scheduled earnings release on May 7, 2020 and will reflect any updates in the earnings release. In reliance on recently issued SEC guidance related to COVID-19, we are reconciling our non-GAAP information in this press release to the most comparable “estimated” GAAP equivalents. The preliminary estimated GAAP items do not contain any provisional estimates for COVID-19 impacts as our testing to date has not uncovered any material adjustments.

As a result of the foregoing considerations and other limitations on non-GAAP measures, investors are cautioned not to place undue reliance on this preliminary estimated financial data.

Below are reconciliations of the non-GAAP numbers presented in this press release to the most directly comparable preliminary estimated financial measure calculated in accordance with GAAP (in thousands, except per share amounts):

Quarter Ended March 31, 2020
Estimated Net Income per Diluted Share (GAAP basis)	$0.39

Operating special items, net of tax (1)	0.02
Other non-operating items, net of tax (2)	0.03
Special tax items (3)	(0.01)

Estimated Net Income per Diluted Share (non GAAP basis)	$0.43

Quarter Ended March 31, 2020
Estimated Net Income attributable to TEGNA Inc. (GAAP basis)	$86,308
Less: Net Income attributable to noncontrolling interest	(110)
Plus: Provision for income taxes	21,125
Plus: Interest expense	56,960
Plus (Less): Equity (income) in unconsolidated investment	(9,015)
Plus: Other non-operating items, net	19,270
Plus: Operating special items (1)	4,712
Plus: Depreciation expense and amortization and intangible assets	33,116
Adjusted EBITDA (non-GAAP basis)	$212,366

(1) Comprised of expenses associated with acquisition-related costs and advisory fees related to activism defense, partially offset by spectrum repacking reimbursements.

(2) Other non-operating items primarily related to costs incurred in connection with the early extinguishment of debt, partially offset by a gain recognized in our equity income from unconsolidated investments, related to our share of CareerBuilder's gain on sale of its employment screening business.

(3) Deferred tax benefits related to partial capital loss valuation allowance release.

Reconciliations of Adjusted EBITDA and free cash flow for full year 2019 to the most directly comparable measure prepared in accordance with GAAP may be found on pages 27-28 of TEGNA Inc.’s Form 10-K filed with the SEC on March 2, 2020.

Forward Looking Statements
Certain statements in this communication may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to a number of risks, trends and uncertainties that could cause actual results or company actions to differ materially from what is expressed or implied by these statements, including risks relating to the coronavirus (COVID-19) pandemic and its effect on our advertising revenues which, if prolonged, could have a material effect on our results of operations. Potential regulatory actions, changes in consumer behaviors and impacts on and modifications to TEGNA’s operations and business relating thereto and TEGNA’s ability to execute on its standalone plan can also cause actual results to differ materially. Other economic, competitive, governmental, technological and other factors and risks that may affect TEGNA’s operations or financial results are discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”). We disclaim any obligation to update these forward-looking statements other than as required by law.

Important Additional Information
TEGNA has filed a definitive proxy statement and form of GOLD proxy card with the SEC in connection with the solicitation of proxies for TEGNA’s 2020 Annual Meeting of shareholders (the “Proxy Statement” and such meeting the “2020 Annual Meeting”). TEGNA, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2020 Annual Meeting. Information regarding the names of TEGNA’s directors and executive officers and their respective interests in TEGNA by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in TEGNA’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in TEGNA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 2, 2020. Details concerning the nominees of TEGNA’s Board of Directors for election at the 2020 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF TEGNA ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other documents filed by TEGNA free of charge from the SEC’s website, www.sec.gov. TEGNA’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to TEGNA, 8350 Broad Street, Suite 2000, Tysons, VA 22102, or from the TEGNA’s website, https://www.tegna.com.

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